UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2008

VICOR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of Incorporation)

000-51475 (Commission File Number)	20-2903491 (IRS Employer Identification No.)

2300 Corporate Blvd., N.W., Suite 123 Boca Raton, Florida (Address of principal executive offices)	33431 (Zip Code)

Registrant’s telephone number, including area code: (561) 995-7313

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 and Item 3.02 Entry into a Material Definitive Agreement; Unregistered Sales of Equity Securities

On October 18, 2007, Vicor Technologies, Inc. (the “Company”) completed a bridge financing pursuant to a private placement totaling $1,251,200 consisting of 10% Convertible Bridge Promissory Notes. These Bridge Notes matured on December 31, 2007 and have been in default since February 29, 2008. As of April 18, 2008, all of the investors have agreed to exchange their unpaid Bridge Notes for 2,948,880 shares of the Company’s common stock (which includes a forbearance fee of 491,480 shares) and warrants to purchase 3,194,620 shares of the Company’s common stock at an exercise price of $1.00 per share. These warrants are immediately exercisable and expire five years after the date of issuance. In connection with these transactions, the Placement Agents for the bridge financing, WestPark Capital, Inc. and Aurora Capital LLC, will receive (a) warrants to purchase 205,840 shares of the Company’s common stock at an exercise price of 0.50 per share and (b) warrants to purchase 267,592 shares of the Company’s common stock at an exercise price of $1.00 per share. These warrants are immediately exercisable and will expire five years after the date of issuance. The Company has agreed that the 2,948,880 shares of common stock and the 3,668,052 shares of the Company’s common stock underlying the warrants issued in this exchange transaction to the investors and the Placement Agents will have the same piggyback registration rights as were granted to these parties in the original bridge financing.

The shares and warrants are being issued in a  transaction that is  exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (“Securities Act”), as a transaction by an issuer not involving a public offering. All of the investors are knowledgeable, sophisticated and have access to comprehensive information about the Company and represented their intention to acquire the shares for investment only and not with a view to distribute or sell the shares. The Company will place legends on the certificates stating that the shares were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICOR TECHNOLOGIES, INC.
Date: April 22, 2008	By:	/s/ David H. Fater
David H. Fater President and Chief Executive and Financial Officer